Exhibit 10.19

TRANSLATE BIO, INC.

DIRECTOR COMPENSATION POLICY

Effective upon the completion of the initial public offering (“IPO”) of Translate Bio, Inc. (the “Company”), the Company’s non-employee directors shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Member Annual Fee	Chair Incremental Annual Fee
Board of Directors	$35,000	$30,000
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$3,750	$3,750

The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position, and no fee shall be payable in respect of any period prior to the completion of our initial public offering.

Equity Compensation

Initial Grants

Upon initial election to our Board, with respect to each non-employee director who is elected to our Board after the IPO, such non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 210,000 shares of our common stock. The initial award shall have a term of ten years from the date of the award and shall vest and become exercisable in equal monthly installments beginning one month following the date of grant of the award and ending on the three-year anniversary of the date of grant of the award, subject to the director’s continued service as a director, employee or consultant through each applicable vesting date. The exercise price shall be the closing price of our common stock on the date of grant.

Annual Grants

Each non-employee director will be granted, automatically and without the need for any further action by the Board, an equity award on the date of our annual meeting of stockholders for such year of an option to purchase 105,000 shares of our common stock. The annual award shall have a term of ten years from the date of the award, and shall vest and become exercisable in full on the one-year anniversary of the date of the award, (or, if earlier, the date of our next annual meeting of stockholders following the date of grant), subject to the director’s continued service as a director, employee or consultant through each applicable vesting date. The exercise price shall be the closing price of our common stock on the date of grant.

Accelerated Vesting

The vesting of each option granted from and after the IPO to a non-employee director shall accelerate as to 100% of the shares subject to the option in the event that (i) there is a Change of Control of the Company (as defined in the applicable option agreement) and (ii) either the non-employee director (A) is required to resign his or her position as a non-employee director as a condition to the closing of the Change in Control, (B) is removed from his or her position as a non-employee director in connection with the Change in Control or (C) is not nominated to serve on the Board of the Company or the acquiring or succeeding entity at the next annual meeting of stockholders of the Company or the acquiring or succeeding entity following the Change of Control.

Adjustments

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting our common stock, or any distribution to holders of our common stock other than an ordinary cash dividend, including without limitation any reverse stock split of the common stock effected by the Company in connection with the IPO.

The initial awards and the annual awards shall be subject to the terms and conditions of our 2018 Equity Incentive Plan, or any successor plan, and the terms of the option agreements entered into with each non-employee director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.

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